UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 24, 2004

SanDisk Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26734 (Commission File No.)	77-0191793 (I.R.S. Employer Identification Number

140 Caspian Court, Sunnyvale, California 94089
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 542-0500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
SIGNATURES

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 24, 2004, SanDisk Corporation (“SanDisk”) entered into a Guarantee Agreement (the “Guarantee Agreement”) with Mitsui Leasing & Development, Ltd. (“Mitsui”). Under this Guarantee Agreement, SanDisk will guarantee the payment obligations of Flash Partners yugen kaisha (“Flash Partners”), SanDisk’s 49.9%-owned flash memory manufacturing company formed with Toshiba Corporation, to Mitsui under a Basic Lease Agreement for semiconductor manufacturing equipment to be installed in Fab 3 at Toshiba’s Yokkaichi operations (the “Basic Lease Agreement”) dated as of December 24, 2004 among Flash Partners (as Lessee) and Mitsui, IBJ Leasing Co., Ltd. (“IBJ”) and Sumisho Lease Co., Ltd. (“Sumisho”) (collectively, the “Lessors”). Toshiba has entered into a similar guarantee agreement with IBJ and Sumisho and SanDisk has no guarantee obligations to these other Lessors. SanDisk’s guarantee obligation represents 50% of Flash Partners’ ¥50 billion obligation to the Lessors under the Basic Lease Agreement.

Under the Basic Lease Agreement, Flash Partners will lease flash memory manufacturing equipment from the Lessors for a period of four or five years, upon the mutual agreement of Flash Partners and the Lessors. Under the Basic Lease Agreement, Flash Partners is obligated to make quarterly lease payments. The Basic Lease Agreement also provides Flash Partners with an option to purchase the leased equipment.

If Flash Partners defaults on any of its financial obligations under the Basic Lease Agreement guaranteed by SanDisk, Mitsui may demand that SanDisk perform such obligations within 20 business days of SanDisk’s receipt of such demand, so long as Mitsui has first provided Flash Partners with 10 business days to cure such default.

Additionally, the Lessors may terminate the Basic Lease Agreement, and accelerate all of Flash Partners’ obligations under the Basic Lease Agreement, upon the occurrence of any of the following: (i) Flash Partners’ failure to make payments under the Basic Lease Agreement or related agreements and the applicable payments are not made within two business days after receipt of written notice from the Lessors; (ii) Flash Partners’ failure to obtain and maintain required insurance over the leased equipment; (iii) Flash Partners’ failure to release encumbrances over the leased equipment; (iv) Flash Partners’ breach of any provision of any related agreement, which breach of a related agreement is not cured within 10 business days after receipt of written notice from the Lessors; (v) a petition for            compulsory execution or public sale is filed      , or any procedure to collect tax delinquency is taken, or any petition for bankruptcy or similar proceeding is filed, with respect to Flash Partners, Toshiba or SanDisk unless such petition or procedure is cancelled or ceases to exist within 30 calendar days; (vi) Flash Partners, Toshiba or SanDisk discontinues the whole or material part of its business, or adopts a resolution of dissolution without the approval of the Lessors; (vii) Flash Partners, Toshiba or SanDisk receives a governmental order to suspend the whole or material part of its business or to prohibit continuation of such business; (viii) Flash Partners, Toshiba or SanDisk assign all or a material part of their business without the consent of the Lessors; (ix) Flash Partners, Toshiba or SanDisk suspend payment or any clearing bank undertakes procedures for suspension of transactions by Flash Partners, Toshiba or SanDisk with banks and similar institutions; (x) there is a change in the interest ratio in Flash Partners directly or indirectly invested by each of Toshiba and SanDisk without the agreement of the Lessors; (xi) the Flash Partners Master Agreement dated September 10, 2004 among Toshiba, SanDisk and SanDisk International Limited is cancelled, annulled or terminated; (xii) any monetary obligation of Flash Partners, Toshiba or SanDisk in excess of $20.0 million has become immediately due and payable, other than obligations where the third-party creditor has explicitly or implicitly agreed to the delay or the amount is in dispute and the third-party creditor has agreed that it will not commence taking remedies for a reasonable period before settlement; or (xiii) any other material adverse change affecting payments under the Basic Lease Agreement (excluding changes which can be resolved within 30 calendar days after receipt of written notice from the Lessors).

Upon the occurrence of any of these events, the Lessors may, at their option, terminate the Basic Lease Agreement effective immediately upon written notice to Flash Partners, and Mitsui may demand that SanDisk perform its obligations under the Guarantee Agreement within 20 business days of SanDisk’s receipt of such demand.

Upon such default or termination as described above, SanDisk will be jointly and severally liable with Flash Partners to Mitsui, without any obligation on the part of Mitsui to first exhaust any remedies it may have against Flash Partners.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information provided under Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2004

SANDISK CORPORATION (Registrant)
By:	/s/ Judy Bruner
	Name:	Judy Bruner
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)